Alexion Reports Second Quarter 2020 Results

•2Q20 total revenues of $1,444.6 million, a 20% increase over 2Q19

•2Q20 GAAP diluted EPS of $(4.84); non-GAAP diluted EPS of $3.11

•Achieved goal of establishing ULTOMIRIS® (ravulizumab-cwvz) as new standard of care in PNH with more than 70% patient conversion from SOLIRIS® (eculizumab) in U.S.

•Diversified commercial-stage portfolio with acquisition of Portola and addition of ANDEXXA® [coagulation factor Xa (recombinant), inactivated-zhzo]

•Received EU approval for ULTOMIRIS in atypical hemolytic uremic syndrome (aHUS) & announced positive Phase 3 data for weekly subcutaneous ULTOMIRIS formulation

•Updated capital allocation strategy with commitment to return $500-$550 million in 2020 & at least 1/3 average annual free cash flow to shareholders from 2021-2023

•Increased revenue and non-GAAP EPS guidance to reflect momentum of the business; GAAP EPS guidance negatively impacted by impairment charges

BOSTON, July 30, 2020 - Alexion Pharmaceuticals, Inc. (NASDAQ:ALXN) today announced financial results for the second quarter of 2020. Total revenues in the second quarter were $1,444.6 million, a 20 percent increase compared to the same period in 2019. The negative impact of foreign currency on total revenues year-over-year was 1 percent, or $15.9 million, inclusive of hedging activities. On a GAAP basis, diluted EPS in the quarter was $(4.84), compared to $2.04 in the prior year. The second quarter of 2020 includes impairment charges of $2,053.3 million primarily relating to the KANUMA intangible asset as a result of the Company's revised strategic view of KANUMA. Non-GAAP diluted EPS for the second quarter of 2020 was $3.11, an 18 percent increase versus the second quarter of 2019.

"Our teams have demonstrated remarkable resilience and agility in their successful navigation of the uncertain COVID-19 pandemic environment. Despite these challenges, we have delivered another strong quarter and continue to advance our LEAD-EXPAND-DIVERSIFY strategy for long-term value creation," said Ludwig Hantson, Ph.D., Chief Executive Officer of Alexion. "As a result of execution and delivery against our objectives, we have entered a new phase of company growth and diversification, which enables us to adjust our capital allocation priorities and return value to shareholders through an expanded stock buyback program. I am incredibly proud of what we have accomplished so far and am confident that we are well positioned to build on this momentum in the second half of the year."

Second Quarter 2020 Financial Highlights

•Net product sales were $1,444.5 million in the second quarter of 2020, compared to $1,202.5 million in the second quarter of 2019.

•SOLIRIS net product sales were $975.5 million, compared to $980.8 million in the second quarter of 2019.

•ULTOMIRIS net product sales were $251.1 million, compared to $54.2 million in the second quarter of 2019, representing a 363 percent increase.

•STRENSIQ net product sales were $184.3 million, compared to $141.3 million in the second quarter of 2019, representing a 30 percent increase.

•KANUMA net product sales were $33.6 million, compared to $26.2 million in the second quarter of 2019, representing a 28 percent increase.

•GAAP cost of sales was $144.9 million, compared to $99.2 million in the second quarter of 2019. Non-GAAP cost of sales was $141.8 million, compared to $95.7 million in the second quarter of 2019.

•GAAP R&D expense was $221.1 million, compared to $187.6 million in the second quarter of 2019. Non-GAAP R&D expense was $204.6 million, compared to $148.7 million in the second quarter of 2019.

•GAAP SG&A expense was $301.4 million, compared to $299.3 million in the second quarter of 2019. Non-GAAP SG&A expense was $253.6 million, compared to $255.8 million in the second quarter of 2019.

•GAAP impairment of intangible assets was $2,053.3 million primarily related to an impairment charge recorded during the second quarter 2020 related to the KANUMA intangible asset.

•GAAP income tax benefit was $284.0 million, compared to income tax expense of $39.7 million in the second quarter of 2019. GAAP income tax benefit for the second quarter 2020 includes a deferred tax benefit of $377.3 million associated with the impairment charge related to the KANUMA intangible asset. Non-GAAP income tax expense was $125.5 million, compared to $90.2 million in the second quarter of 2019.

•GAAP diluted EPS was $(4.84), inclusive of impairment charges of $2,053.3 million primarily relating to the KANUMA intangible asset, compared to $2.04 in the second quarter of 2019. Non-GAAP diluted EPS was $3.11, compared to $2.64 in the second quarter of 2019.

COVID-19

We continue to take steps to proactively respond to the evolving COVID-19 pandemic and to plan for related uncertainties. We remain focused on continuing to serve patients, protecting the health and safety of our employees and the communities in which we live and work, and supporting patients in clinical trials. We are also focused on minimizing potential interactions that could contribute to the spread of the virus and put additional strain on healthcare systems through the use of innovative virtual means where possible.

•Clinical Trials: We have implemented a pandemic response business continuity plan designed to protect patients and site staff safety while continuing our clinical trials with limited interruption to the extent we are able. While the COVID-19 impact varies by study and program, so far, we have seen little timing impact on fully-enrolled trials and a timing shift of at least three months on trials that are enrolling patients and activating sites, or have not yet started to do so. We are working to re-initiate healthy volunteer studies that had been temporarily paused, pending local dynamics where these studies are being conducted.

•Business Impact: We continue to take proactive measures designed to mitigate the risk of potential interruptions in supply and/or access to patients' customary site-of-care locations. As anticipated, we have seen accelerated conversion from SOLIRIS to ULTOMIRIS. Treatment compliance rates across all our medicines have remained strong and continue to be consistent with pre-pandemic compliance rates. We have also seen the predicted slowing of new patient initiations and delays in treatment starts, and we are continuing to closely monitor this environment as the pandemic continues.

Research and Development

PHASE 3/4

•SOLIRIS - Neuromyelitis Optica Spectrum Disorder (NMOSD): Alexion plans to initiate a Phase 2/3 study in children and adolescents with NMOSD in the second half of 2020.

•SOLIRIS - Generalized Myasthenia Gravis (gMG): A Phase 3 study of SOLIRIS in children and adolescents with gMG is underway.

•SOLIRIS - Guillain-Barre syndrome (GBS): In June 2020, Japan's Ministry of Health, Labour and Welfare granted SAKIGAKE designation for SOLIRIS in GBS. Alexion plans to initiate a Phase 3 study of SOLIRIS in GBS in Japan in 2021, pending regulatory feedback.

•ULTOMIRIS - Severe COVID-19: A Phase 3 randomized controlled trial of ULTOMIRIS in adults with COVID-19 who are hospitalized with severe pneumonia or acute respiratory distress syndrome is underway.

•ULTOMIRIS - Paroxysmal Nocturnal Hemoglobinuria (PNH): A Phase 3 study of ULTOMIRIS in children and adolescents with PNH is underway.

•ULTOMIRIS - Atypical Hemolytic Uremic Syndrome (aHUS): In June 2020, the European Commission approved ULTOMIRIS for adults and children with aHUS. An application for approval of ULTOMIRIS for aHUS is also under review in Japan. A Phase 3 study of ULTOMIRIS in children and adolescents with aHUS is underway.

•ULTOMIRIS - 100mg/mL: Applications for approval of ULTOMIRIS 100mg/mL formulation are under review in the EU and U.S. The FDA has set a Prescription Drug User Fee Act target action date of October 11, 2020. This higher concentration formulation is designed to reduce infusion time by more than 50 percent to approximately 45 minutes. Alexion plans to file for regulatory approval of this formulation in Japan in the third quarter of 2020.

•ULTOMIRIS - Subcutaneous: In June 2020, Alexion announced that the Phase 3 study of weekly subcutaneous (SC) ULTOMIRIS demonstrated PK-based non-inferiority versus intravenous ULTOMIRIS. Pending collection of 12-month safety and drug-device combination data, Alexion plans to file for approval in the U.S. and EU for the ULTOMIRIS SC formulation and device combination in PNH and aHUS in the third quarter of 2021.

•ULTOMIRIS - gMG: A Phase 3 study of ULTOMIRIS in adults with gMG is underway.

•ULTOMIRIS - NMOSD: A Phase 3 study of ULTOMIRIS in NMOSD is underway.

•ULTOMIRIS - Amyotrophic Lateral Sclerosis (ALS): A Phase 3 study of ULTOMIRIS in ALS is underway.

•ULTOMIRIS - Hematopoietic Stem Cell Transplant-Associated Thrombotic Microangiopathy (HSCT-TMA): Alexion plans to initiate limited dose-ranging studies of ULTOMIRIS in HSCT-TMA in the second half of 2020, followed by Phase 3 trials in 2021, pending regulatory feedback.

•ULTOMIRIS - Complement Mediated Thrombotic Microangiopathy (CM-TMA): Alexion plans to initiate a Phase 3 study of ULTOMIRIS in CM-TMA in the first half of 2021, pending regulatory feedback.

•ALXN1840 (WTX101) - Wilson Disease: Enrollment is complete in a Phase 3 study of ALXN1840 in Wilson disease. Study results are expected in the first half of 2021.

•CAEL-101 - Caelum Biosciences: Alexion is collaborating with Caelum Biosciences to develop CAEL-101, which has the potential to be a first-in-class therapy targeting amyloid deposits in patients with light chain (AL) amyloidosis. A pivotal Phase 2/3 program is underway to investigate CAEL-101 as an add-on to current standard-of-care therapy. Dosing is complete in the Phase 2 dose selection portion of the program; the Phase 3 portion of the program is planned to begin in the third quarter of 2020, pending dose selection.

•AG10 - Eidos: Alexion holds an exclusive license to develop and commercialize AG10 in Japan. Eidos is currently evaluating AG10 in a Phase 3 study in the U.S. and Europe for ATTR cardiomyopathy (ATTR-CM) and plans to begin a Phase 3 study in ATTR polyneuropathy (ATTR-PN) in the second half of 2020. Alexion plans to expand the AG10 program into Japan in 2020, pending regulatory feedback.

•ALXN2040 (Danicopan/ACH-4471) - PNH with Extravascular Hemolysis (EVH): Alexion plans to initiate a Phase 3 study of ALXN2040 as an add-on therapy for PNH patients with EVH by the end of 2020.

•ANDEXXA - Acute Intracranial Hemorrhage (ICH): In July 2020, Alexion announced the completion of its acquisition of Portola. The acquisition added ANDEXXA to the company's commercial and development portfolios. ANDEXXA has conditional approval in the U.S. and EU (marketed as ONDEXXYA in the EU) for the reversal of anticoagulation in patients experiencing life-threatening or uncontrolled bleeding who are treated with rivaroxaban or apixaban. The Phase 4 ANNEXA-I study - designed to provide clinical data supporting full approval - is underway to assess ANDEXXA compared to usual standard of care in patients presenting with acute intracranial hemorrhage while taking an oral Factor Xa inhibitor.

PHASE 1/2

•ULTOMIRIS - Renal Diseases: Alexion plans to initiate a proof-of-concept trial of ULTOMIRIS in patients with various renal diseases in 2020.

•ALXN1830 (SYNT001): Due to COVID-19, Alexion discontinued the Phase 2 study of ALXN1830, administered intravenously, in warm autoimmune hemolytic anemia (WAIHA) and paused the Phase 1 study of a subcutaneous formulation of ALXN1830 in healthy volunteers. The paused Phase 1 study and new Phase 2 studies of subcutaneous ALXN1830 in gMG and WAIHA are planned to begin in 2021.

•ALXN2040 - C3 Glomerulopathy (C3G): Interim data from two Phase 2 studies of ALXN2040 in C3G suggest that inhibition of Factor D is a promising potential target for treating the cause of C3G. However, the study showed that the clinical response with ALXN2040 was suboptimal, due to insufficient PK/PD response and incomplete inhibition of the alternative pathway. As a result, development of ALXN2040 in C3G will be discontinued, but potential future development options with ALXN2050, a more potent Factor D inhibitor, are being assessed.

•ALXN2050 (ACH-5228) - PNH: A Phase 2 study of ALXN2050 monotherapy in PNH is underway.

•ALXN2050 - Renal Diseases: Alexion plans to initiate a proof-of-concept trial of ALXN2050 in patients with various renal diseases in 2021.

•ALXN1720: Seven of nine cohorts are complete in a Phase 1 healthy volunteer study of ALXN1720, a novel anti-C5 albumin-binding bi-specific mini-body that binds and prevents activation of human C5. Due to COVID-19, the study was temporarily paused but is planned to restart in the third quarter of this year.

•ANDEXXA - Urgent Surgery: ANDEXXA is currently being evaluated in a single-arm, open-label study in patients taking apixaban, rivaroxaban, edoxaban, or enoxaparin who require urgent surgery. The results of this study will inform the design of a randomized controlled clinical trial to expand the label in this population.

•Cerdulatinib: Acquired as part of the Portola acquisition, cedulatinib is a dual spleen tyrosine kinase and janus kinase (SYK/JAK) inhibitor being evaluated in a Phase 1/2a study in patients with relapsed/refractory chronic lymphocytic leukemia or B-cell or T-cell non-Hodgkin lymphoma.

2020 Financial Guidance

Alexion is increasing total revenues and non-GAAP EPS guidance and decreasing operating margin guidance. GAAP EPS guidance is negatively impacted by the impairment charges recorded during the second quarter 2020. Full guidance updates are outlined below.

	Previous	Updated
Total revenues	$5,230 to $5,330 million	$5,550 to $5,600 million
SOLIRIS/ULTOMIRIS revenues	$4,495 to $4,570 million	$4,725 to $4,755 million
Metabolic revenues	$735 to $760 million	$785 to $800 million
ANDEXXA/ONDEXXYA revenues	—	$40 to $45 million
R&D (% total revenues)
GAAP	17.5% to 18.6%	18.1% to 19.2%
Non-GAAP	16.0% to 17.0%	16.5% to 17.5%
SG&A (% total revenues)
GAAP	22.2% to 23.5%	24.5% to 25.7%
Non-GAAP	18.5% to 19.5%	21.0% to 22.0%
Operating margin
GAAP	42.4% to 43.8%	3.8% to 5.4%
Non-GAAP	55.0% to 56.0%	53.0% to 54.0%
Earnings per share
GAAP	$8.14 to $8.47	$0.96 to $1.30
Non-GAAP	$10.45 to $10.75	$10.65 to $10.95

Updated 2020 financial guidance assumes a GAAP effective tax rate of (27.0) to (26.0) percent and a non-GAAP effective tax rate of 15.5 to 16.5 percent. The 2020 GAAP and non-GAAP tax rates do not benefit from one-time events that benefited the tax rates in 2019.

Updated 2020 financial guidance includes the impact of the July 2, 2020 acquisition of Portola but excludes the impact of certain GAAP-only purchase accounting items related to the Portola acquisition, including amortization of purchased intangible assets, fair value adjustment of inventory acquired and the related tax effects.

Alexion’s financial guidance is based on current foreign exchange rates net of hedging activities and does not include the effect of acquisitions, license and other strategic agreements, intangible asset impairments, litigation charges, changes in fair value of contingent consideration, gains or losses related to strategic equity investments or restructuring and related activity outside of the previously announced activities that may occur after the issuance of this press release.

Conference Call/Webcast Information:

Alexion will host a conference call/audio webcast to discuss the second quarter 2020 results today at 8:00 a.m. Eastern Time. To participate in the call, dial 866-762-3111 (USA) or 210-874-7712 (International), conference ID 6053185 shortly before 8:00 a.m. Eastern Time. A replay of the call will be available for a limited period following the call. The audio webcast can be accessed on the Investor page of Alexion’s website at: http://ir.alexion.com.

About Alexion

Alexion is a global biopharmaceutical company focused on serving patients and families affected by rare diseases and devastating conditions through the discovery, development and commercialization of life-changing medicines. As a leader in rare diseases for more than 25 years, Alexion has developed and commercializes two approved complement inhibitors to treat patients with paroxysmal nocturnal hemoglobinuria (PNH) and atypical hemolytic uremic syndrome (aHUS), as well as the first and only approved complement inhibitor to treat anti-acetylcholine receptor (AchR) antibody-positive generalized myasthenia gravis (gMG) and neuromyelitis optica spectrum disorder (NMOSD). Alexion also has two highly innovative enzyme replacement therapies for patients with life-threatening and ultra-rare metabolic disorders, hypophosphatasia (HPP) and lysosomal acid lipase deficiency (LAL-D) as well as the first and only approved Factor Xa inhibitor reversal agent. In addition, the company is developing several mid-to-late-stage therapies, including a copper-binding agent for Wilson disease, an anti-neonatal Fc receptor (FcRn) antibody for rare Immunoglobulin G (IgG)-mediated diseases and an oral Factor D inhibitor as well as several early-stage therapies, including one for light chain (AL) amyloidosis, a second oral Factor D inhibitor and a third complement inhibitor. Alexion focuses its research efforts on novel molecules and targets in the complement cascade and its development efforts on the core therapeutic areas of hematology, nephrology, neurology, metabolic disorders and cardiology. Headquartered in Boston, Massachusetts, Alexion has offices around the globe and serves patients in more than 50 countries. This press release and further information about Alexion can be found at: www.alexion.com.

[ALXN-E]

Forward-Looking Statement

This press release contains forward-looking statements, including statements related to: guidance regarding anticipated financial results for 2020 (and the assumptions related to such guidance); our expectations regarding the affects COVID-19 will have on our business and operations, including clinical trials and product supply; the strength of our business and continued growth; the Company's capital allocation strategy; plans to expand the Company's pipeline; future plans for, and the timing for, the commencement of future clinical trials and the expected timing of the receipt of results of certain clinical trials and studies, including clinical programs for ULTOMIRIS, a higher concentration formulation of ULTOMIRIS, a subcutaneous administration of ULTOMIRIS, SOLIRIS, ALXN1840, CAEL-101, AG10, ALXN2040, ALXN2050, ALXN1720, ALXN1830, ANDEXXA and CERDULATINIB; potential benefits of current products and products under development and in clinical trials; plans for development programs with third parties; and Alexion's future clinical, regulatory, and commercial plans for ULTOMIRIS and other products and product candidates. Forward-looking statements are subject to factors that may cause Alexion's results and plans to differ materially from those forward-looking statements, including for example: our dependence on sales from our principal product (SOLIRIS); our ability to facilitate the timely conversion from SOLIRIS to ULTOMIRIS; payer, physician and patient acceptance of ULTOMIRIS as an alternative to SOLIRIS; the impact of the COVID-19 pandemic on Alexion’s business, including its sales, clinical trials, operations and supply chain; appropriate pricing for ULTOMIRIS; future competition from biosimilars and novel products; decisions of regulatory authorities regarding the adequacy of our research, marketing approval or material limitations on the marketing of our products; delays or failure of product candidates to obtain regulatory approval; delays or the inability to launch product candidates due to regulatory restrictions, anticipated expense or other matters; interruptions or failures in the manufacture and supply of our products and our product candidates; failure to satisfactorily address matters raised by the FDA and other regulatory agencies; results in early stage clinical trials may not be indicative of full results or results from later stage or larger clinical trials (or broader patient populations) and do not ensure regulatory approval; the possibility that results of clinical trials are not predictive of safety and efficacy and potency of our products (or we fail to adequately operate or manage our clinical trials) which could cause us to halt trials, delay or prevent us from making regulatory approval filings or result in denial of approval of our product candidates; unexpected delays in clinical trials; unexpected concerns that may arise from additional data or analysis obtained during clinical trials; future product improvements may not be realized due to expense or feasibility or other factors; uncertainty of long-term success in developing, licensing or acquiring other product candidates or additional indications for existing products; inability to complete planned acquisitions due to failure of regulatory approval or material changes in target or otherwise; inability to complete acquisitions and investments due to increased competition for technology; the possibility that current rates of adoption of our products are not sustained; the adequacy of our pharmacovigilance and drug safety reporting processes; failure to protect and enforce our data, intellectual property and proprietary rights and the risks and uncertainties relating to intellectual property claims, lawsuits and challenges against us (including intellectual property lawsuits relating to ULTOMIRIS brought by third parties against Alexion and inter partes review petitions submitted by third parties); the risk that third party payors (including governmental agencies) will not reimburse or continue to reimburse for the use of our products at acceptable rates or at all; failure to realize the benefits and potential of investments, collaborations, licenses and acquisitions, including the acquisition of Portola Pharmaceuticals, Inc.; the possibility that expected tax benefits will not be realized; assessment of impact of recent accounting pronouncements; potential declines in sovereign credit ratings or sovereign defaults in countries where we sell our products; delay of collection or reduction in reimbursement due to adverse economic conditions or changes in government and private insurer regulations and approaches to reimbursement; uncertainties surrounding legal proceedings, company investigations and government investigations; the risk that estimates regarding the number of patients with PNH, aHUS, gMG, NMOSD, HPP and LAL-D and other indications we are pursuing are inaccurate; the risks of changing foreign exchange rates; risks relating to the potential effects of the Company's restructuring; risks related to the acquisition of companies and co-development and collaboration efforts; and a variety of other risks set forth from time to time in Alexion's filings with the SEC, including but not limited to the risks discussed in Alexion's Quarterly Report on Form 10-Q for the period ended March 31, 2020 and in our other filings with the SEC. Alexion disclaims any obligation to update any of these forward-looking statements to reflect events or circumstances after the date hereof, except when a duty arises under law.

In addition to financial information prepared in accordance with GAAP, this press release also contains non-GAAP financial measures that Alexion believes, when considered together with the GAAP information, provide investors and management with supplemental information relating to performance, trends and prospects that promote a more complete understanding of our operating results and financial position during different periods. Alexion also uses these non-GAAP financial measures to establish budgets, set operational goals and to evaluate the performance of the business. The non-GAAP results, determined in accordance with our internal policies, exclude the impact of the following GAAP items (see reconciliation tables below for additional information): share-based compensation expense, fair value adjustment of inventory acquired, amortization of purchased intangible assets, changes in fair value of contingent consideration, restructuring and related expenses, upfront payments related to licenses and other strategic agreements, acquired in-process research and development, impairment of purchased intangible assets, gains and losses related to strategic equity investments, litigation charges, gain or loss on sale of a business or asset, gain or loss related to purchase options, contingent milestone payments associated with acquisitions of legal entities accounted for as asset acquisitions, acquisition-related costs and certain adjustments to income tax expense. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for, or superior to, the financial measures prepared and presented in accordance with GAAP, and should be reviewed in conjunction with the relevant GAAP financial measures. Please refer to the attached Reconciliations of GAAP to non-GAAP Financial Results and GAAP to non-GAAP 2020 Financial Guidance for

explanations of the amounts adjusted to arrive at non-GAAP net income and non-GAAP earnings per share amounts for the three and six month periods ended June 30, 2020 and 2019 and projected twelve months ending December 31, 2020.

(Tables Follow)

ALEXION PHARMACEUTICALS, INC.
TABLE 1: CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
Net product sales	$1,444.5	$1,202.5	$2,889.1	$2,342.7
Other revenue	0.1	0.8	0.3	1.0
Total revenues	1,444.6	1,203.3	2,889.4	2,343.7
Costs and expenses:
Cost of sales (exclusive of amortization of purchased intangible assets)	144.9	99.2	256.6	185.0
Research and development	221.1	187.6	422.0	383.5
Selling, general and administrative	301.4	299.3	621.3	580.8
Acquired in-process research and development	—	(4.1)	—	(4.1)
Amortization of purchased intangible assets	73.7	80.1	147.4	160.1
Change in fair value of contingent consideration	15.8	6.1	21.6	(22.6)
Acquisition-related costs	4.6	—	42.7	—
Restructuring expenses	—	2.5	(0.8)	11.6
Impairment of intangible assets	2,053.3	—	2,053.3	—
Total costs and expenses	2,814.8	670.7	3,564.1	1,294.3
Operating (loss) income	(1,370.2)	532.6	(674.7)	1,049.4
Other income and expense:
Investment income (expense)	41.5	(14.9)	36.3	27.6
Interest expense	(23.6)	(18.3)	(49.4)	(38.2)
Other income and (expense)	0.2	0.1	(0.7)	2.5
(Loss) income before income taxes	(1,352.1)	499.5	(688.5)	1,041.3
Income tax (benefit) expense	(284.0)	39.7	(178.0)	(6.4)
Net (loss) income	$(1,068.1)	$459.8	$(510.5)	$1,047.7
Earnings (loss) per common share
Basic	$(4.84)	$2.05	$(2.31)	$4.68
Diluted	$(4.84)	$2.04	$(2.31)	$4.64
Shares used in computing earnings (loss) per common share
Basic	220.6	224.2	221.1	224.0
Diluted	220.6	225.6	221.1	225.7

ALEXION PHARMACEUTICALS, INC.
TABLE 2: RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL RESULTS
(in millions, except per share amounts)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
GAAP net (loss) income	$(1,068.1)	$459.8	$(510.5)	$1,047.7
Before tax adjustments:
Cost of sales:
Share-based compensation	3.1	3.5	6.2	7.3
Research and development expense:
Share-based compensation	16.5	13.9	31.7	29.2
Upfront payments related to licenses and other strategic agreements (1)	—	25.0	—	46.2
Selling, general and administrative expense:
Share-based compensation	47.8	43.5	87.1	81.2
Litigation charges (2)	—	—	21.5	0.1
Acquired in-process research and development	—	(4.1)	—	(4.1)
Amortization of purchased intangible assets	73.7	80.1	147.4	160.1
Change in fair value of contingent consideration (3)	15.8	6.1	21.6	(22.6)
Acquisition-related costs (4)	4.6	—	42.7	—
Restructuring expenses	—	2.5	(0.8)	11.6
Impairment of intangible assets(5)	2,053.3	—	2,053.3	—
Investment income (expense):
(Gains) and losses related to strategic equity investments	(35.0)	25.2	(25.8)	(8.6)
Other income and (expense):
Adjustments to income tax expense (6)	(409.5)	(50.5)	(444.7)	(197.5)
Non-GAAP net income	$702.2	$605.0	$1,429.7	$1,150.6

GAAP earnings (loss) per common share - diluted	$(4.84)	$2.04	$(2.31)	$4.64
Non-GAAP earnings per common share - diluted	$3.11	$2.64	$6.33	$5.04

Shares used in computing diluted earnings (loss) per common share (GAAP)	220.6	225.6	221.1	225.7
Shares used in computing diluted earnings per common share (non-GAAP)	225.7	228.9	225.9	228.5

(1) During the three months ended June 30, 2019, we recorded expense of $25.0 million in connection with an upfront payment on a strategic agreement that we entered into with Affibody AB (Affibody). During the six months ended June 30, 2019, we recorded expense of $46.2 million in connection with upfront payments on strategic agreements that we entered into with Affibody and Zealand Pharma A/S.
(2) During the six months ended June 30, 2020, we recorded $21.5 million in litigation charges in connection with legal proceedings.
(3) Changes in the fair value of contingent consideration expense for the three and six months ended June 30, 2020 as well as the six months ended June 30, 2019 include the impact of changes in the expected timing of achieving contingent milestones, in addition to the interest component related to the passage of time. For the three months ended June 30, 2019, changes in fair value of contingent consideration expense reflected only the interest component of contingent consideration related to the passage of time.
(4) For the three and six months ended June 30, 2020, we recorded $4.6 million and $42.7 million, respectively, of acquisition-related costs in connection with the Achillion Pharmaceuticals, Inc. and Portola Pharmaceuticals, Inc. acquisitions. Acquisition-related costs primarily consist of Achillion and Portola transaction costs, costs associated with the accelerated vesting of stock options previously granted to Achillion employees and Achillion restructuring-related costs.
(5) In the second quarter 2020, we recognized impairment charges of $2,053.3 million, primarily related to our KANUMA intangible asset.
(6) Alexion's non-GAAP income tax expense for the three and six months ended June 30, 2020 and 2019 excludes the tax effect of pre-tax adjustments to GAAP profit. Non-GAAP income tax expense for the six months ended June 30, 2019 also excludes certain one-time tax benefits of $95.7 million and $30.3 million associated with a tax election made with respect to intellectual property of Wilson and a release of an existing valuation allowance, respectively.

ALEXION PHARMACEUTICALS, INC.
TABLE 3: RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL GUIDANCE
(in millions, except per share amounts and percentages)
(unaudited)

	Twelve months ending
	December 31, 2020
	Low	High

GAAP net income	$214	$290

Before tax adjustments:
Share-based compensation	295	282
Impairment of intangible assets	2,053	2,053
Amortization of purchased intangible assets	202	202
Acquisition-related costs	131	131
Change in fair value of contingent consideration	31	31
Restructuring expenses	(1)	(1)
(Gains) and losses related to strategic equity investments	(26)	(26)
Litigation charges	22	22
Adjustments to income tax expense	(519)	(515)
Non-GAAP net income	$2,402	$2,469

Diluted GAAP earnings per common share	$0.96	$1.30
Diluted non-GAAP earnings per common share	$10.65	$10.95

Costs and expenses and margin (% total revenues)

GAAP research and development expense	19.2%	18.1%
Share-based compensation	1.7%	1.6%
Restructuring related expenses	0.0%	0.0%
Non-GAAP research and development expense	17.5%	16.5%

GAAP selling, general and administrative expense	25.7%	24.5%
Share-based compensation	3.3%	3.1%
Restructuring related expenses	0.0%	0.0%
Litigation charges	0.4%	0.4%
Non-GAAP selling, general and administrative expense	22.0%	21.0%

GAAP operating margin	3.8%	5.4%
Share-based compensation	5.3%	5.0%
Litigation charges	0.4%	0.4%
Impairment of intangible assets	37.0%	36.7%
Amortization of purchased intangible assets	3.6%	3.6%
Acquisition-related costs	2.4%	2.3%
Change in fair value of contingent consideration	0.6%	0.6%
Restructuring expenses	0.0%	0.0%
Non-GAAP operating margin	53.0%	54.0%

Income tax expense (% of income before income taxes)

GAAP income tax expense (benefit)	(26.0)%	(27.0)%
Tax effect of pre-tax adjustments to GAAP net income	42.5%	42.5%
Non-GAAP income tax expense	16.5%	15.5%
Amounts may not foot due to rounding.

ALEXION PHARMACEUTICALS, INC.
TABLE 4: NET PRODUCT SALES BY GEOGRAPHY
(in millions)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
SOLIRIS
United States	$553.3	$496.3	$1,109.5	$960.0
Europe	247.9	280.2	511.4	544.7
Asia Pacific	82.4	110.3	169.5	211.2
Rest of World	91.9	94.0	208.0	226.9
Total SOLIRIS	$975.5	$980.8	$1,998.4	$1,942.8
ULTOMIRIS
United States	$158.1	$54.2	$289.6	$78.8
Europe	32.0	—	65.8	—
Asia Pacific	59.6	—	116.7	—
Rest of World	1.4	—	1.8	—
Total ULTOMIRIS	$251.1	$54.2	$473.9	$78.8
STRENSIQ
United States	$140.7	$106.2	$268.8	$205.7
Europe	18.3	19.5	42.3	37.0
Asia Pacific	15.0	12.1	28.6	22.0
Rest of World	10.3	3.5	16.8	6.7
Total STRENSIQ	$184.3	$141.3	$356.5	$271.4
KANUMA
United States	$15.4	$15.3	$31.8	$29.1
Europe	8.4	6.8	15.9	13.1
Asia Pacific	0.9	1.3	1.8	2.1
Rest of World	8.9	2.8	10.8	5.4
Total KANUMA	$33.6	$26.2	$60.3	$49.7

Net Product Sales
United States	$867.5	$672.0	$1,699.7	$1,273.6
Europe	306.6	306.5	635.4	594.8
Asia Pacific	157.9	123.7	316.6	235.3
Rest of World	112.5	100.3	237.4	239.0
Total Net Product Sales	$1,444.5	$1,202.5	$2,889.1	$2,342.7

ALEXION PHARMACEUTICALS, INC.
TABLE 5: CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	June 30,	December 31,
	2020	2019
Cash and cash equivalents	$2,825.0	$2,685.5
Marketable securities	26.8	64.0
Trade accounts receivable, net	1,372.2	1,243.2
Inventories	577.7	627.6
Prepaid expenses and other current assets	566.2	456.1
Property, plant and equipment, net	1,196.4	1,163.3
Intangible assets, net	2,059.7	3,344.3
Goodwill	5,075.2	5,037.4
Right of use operating assets	209.9	204.0
Deferred tax assets	2,332.4	2,290.2
Other assets	461.7	429.0
Total assets	$16,703.2	$17,544.6

Accounts payable and accrued expenses	$861.6	$966.7
Current portion of long-term debt	126.8	126.7
Other current liabilities	131.7	100.9
Long-term debt, less current portion	2,311.6	2,375.0
Contingent consideration	374.7	192.4
Deferred tax liabilities	1,946.8	2,081.4
Noncurrent operating lease liabilities	169.4	164.1
Other liabilities	289.8	265.6
Total liabilities	6,212.4	6,272.8
Total stockholders' equity	10,490.8	11,271.8
Total liabilities and stockholders' equity	$16,703.2	$17,544.6

ALEXION PHARMACEUTICALS, INC.
TABLE 6: CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)(unaudited)

	Six months ended June 30,
	2020	2019
Cash flows from operating activities:
Net (loss) income	$(510.5)	$1,047.7
Adjustments to reconcile net (loss) income to net cash flows from operating activities:
Depreciation and amortization	179.1	193.7
Change in fair value of contingent consideration	21.6	(22.6)
Share-based compensation expense	125.0	117.6
Deferred taxes (benefit)	(226.6)	(40.8)
Unrealized foreign currency loss (gain)	3.3	(4.1)
Unrealized (gain) loss on forward contracts	(11.5)	11.3
Unrealized gain on strategic equity investments	(25.8)	(8.6)
Inventory obsolescence charge	17.2	—
Impairment of intangible assets	2,053.3	—
Other	10.5	(2.3)
Changes in operating assets and liabilities, excluding the effect of acquisitions:
Accounts receivable	(137.6)	(196.4)
Inventories	(15.1)	(24.0)
Prepaid expenses, right of use operating assets and other assets	(54.8)	(126.8)
Accounts payable, accrued expenses, lease liabilities and other liabilities	(88.5)	23.6
Net cash provided by operating activities	1,339.6	968.3
Cash flows from investing activities:
Purchases of available-for-sale debt securities	(19.4)	(41.1)
Proceeds from maturity or sale of available-for-sale debt securities	166.3	139.3
Purchases of mutual funds related to nonqualified deferred compensation plan	(9.5)	(10.9)
Proceeds from sale of mutual funds related to nonqualified deferred compensation plan	5.3	9.0
Purchases of property, plant and equipment	(18.4)	(82.8)
Payment for acquisition of business, net of cash acquired	(837.7)	—
Purchases of strategic equity investments and options	(38.1)	(43.8)
Purchase of intangible assets	—	(8.0)
Other	—	0.2
Net cash used in investing activities	(751.5)	(38.1)
Cash flows from financing activities:
Payments on term loan	(65.3)	(32.7)
Payments on revolving credit facility	—	(250.0)
Repurchases of common stock	(360.8)	(48.9)
Net proceeds from issuance of common stock under share-based compensation arrangements	12.9	20.5
Other	(17.5)	(2.4)
Net cash used in financing activities	(430.7)	(313.5)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(8.1)	0.7
Net change in cash and cash equivalents and restricted cash	149.3	617.4
Cash and cash equivalents and restricted cash at beginning of period	2,723.6	1,367.3
Cash and cash equivalents and restricted cash at end of period	$2,872.9	$1,984.7

Alexion Contacts:

Media
Megan Goulart, 857-338-8634
Executive Director, Corporate Communications

Investors
Chris Stevo, 857-338-9309
Head of Investor Relations